Exhibit 10.17

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

This CHANGE OF CONTROL EMPLOYMENT AGREEMENT, dated as of March 1, 2013 (this “Agreement”), is entered into by and between Cadence Bank, N.A. (the “Company”), and Edward H. Braddock (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its members to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other companies.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Certain Definitions

.

(a)“Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(b)“Change of Control” means:

(1)a “Sale of the Company” (as defined in the Community Bancorp LLC 2010 Class C Incentive Unit Award Plan);

(2)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), becomes the beneficial owner (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(b)(2), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1(b)(4)(A), 1(b)(4)(B) and 1(b)(4)(C);

(3)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof

4.3.13W/1960917v3

whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(4)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(5)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)“Change of Control Period” means the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate two years from such

Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(d)“Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs.  Notwithstanding anything in this Agreement to the contrary, if (A) the Executive’s employment with the Company is terminated by the Company other than for “Cause” (as defined in Section 4(b) of this Agreement) or by the Executive for “Good Reason” (as defined in Section 4(c) of this Agreement), (B) the Date of Termination is prior to the date on which a Change of Control occurs, (C) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, and (D) a Change of Control occurs during the Change of Control Period, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to such Date of Termination.

Employment Period

.  The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”).  The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Terms of Employment

.

(a)Position and Duties.

(1)During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office, and (C) the Executive shall not be required to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the Effective Date.

(2)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)Compensation.

(1)Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at the highest annualized rate of base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the one-year period immediately preceding the month in which the Effective Date occurs.  The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no later than 12 months after the last salary increase awarded to the Executive prior to the Effective Date.  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2)Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company beginning during the Employment Period, an annual bonus (the “Annual Bonus”) in cash with a target at least equal to the Executive’s target bonus under the Company’s Incentive Plan(s), or any comparable bonus under any predecessor or successor plan, for the fiscal year in which the Effective Date occurs (or, if no target bonus was established for such fiscal year, the target bonus for the immediately preceding fiscal year) (the “Target Annual Bonus”).  Each such Annual Bonus shall, subject to the Executive’s continued employment through the date of payment of such Annual Bonus (except as provided otherwise in Section 5(a)), be paid no later than three months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(3)Long-Term Cash and Equity Incentives.  During the Employment Period, the Executive shall be entitled to participate in all long-term cash incentive and equity incentive plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable) less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date.

(4)Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit, fringe benefit, vacation and paid time off and expense reimbursement plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for similarly situated peer executives of the Company and the Affiliated Companies at the applicable time.

Termination of Employment

.

(a)Death or Disability.  The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period.  If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b)Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  “Cause” means the Executive’s:

(1)Intentional misconduct or material violation of the Company’s Code of Conduct (including a material breach of the Executive’s duty of loyalty to the Company),

(2)fraud, embezzlement, or intentional theft from the Company,

(3)intentional wrongful damage to the Company’s property,

(4)intentional wrongful disclosure of material confidential information, trade secrets, or confidential business processes of the Company,

(5)act leading to a lawful arrest for (x) a felony or (y) a misdemeanor involving moral turpitude,

(6)willful engaging in illegal conduct or gross misconduct, either of which is demonstrably and not insubstantially injurious to the Company, or

(7)continued refusal to follow lawful directions of the Board (other than any such refusal resulting from incapacity due to physical or mental illness) after a written demand to follow such directions is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes the Executive has refused to follow such directions.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “intentional” or “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly traded, the board of directors (or similar governing body) of the ultimate parent of the Company (the “Applicable Board”), or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, the Executive is guilty of the conduct described in any of Sections 4(b)(1) through 4(b)(7), and specifying the particulars thereof in detail.

(c)Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason.  “Good Reason” means:

(1)a material and adverse change in the Executive’s position, or a failure of the Company to provide the Executive with the authorities, responsibilities, and reporting relationships consistent with the Executive’s position, in either case immediately prior to the Effective Date,

(2)a material failure of the Company to provide any compensation and benefits when due pursuant to the terms of this Agreement,

(3)a purported termination of the Executive by the Company other than as provided under the terms and conditions of this Agreement,

(4)a relocation of the Company’s offices at which the Executive is principally employed to a location more than fifty (50) miles from such location; provided, however, that any business travel required of the Executive in connection with the performance of the Executive’s duties to the Company shall not constitute a relocation of the Company’s offices at which the Executive is principally employed, or

(5)a failure of the Company to require a successor to assume this Agreement.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the events, conditions or circumstances described in clauses (1) through (5) within 60 days following the Executive’s knowledge of the initial existence of such events, conditions or circumstances, specifying in reasonable detail the events, conditions or circumstances constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the event, condition or circumstance if such condition is reasonably subject to cure.  In the event that the Company fails to remedy the events, conditions or circumstances constituting Good Reason during the Cure Period (if applicable), the Executive’s Date of Termination must occur, if at all, within 30 days following the end of such Cure Period in order for such termination as a result of such events, conditions or circumstances to constitute a termination for Good Reason within the meaning of this Agreement.  For the avoidance of doubt, the Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(d)Notice of Termination.  Any termination of employment by the Company for or without Cause, or by the Executive for or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice that (1) states the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice or, in the case of a termination by the Executive for Good Reason, not more than 30 days after the end of the Cure Period, if applicable).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e)Date of Termination.  “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date of the Executive’s receipt of the Notice of Termination or any later date specified therein within 30 days after the giving of such Notice of Termination, (3) if the Executive resigns without Good Reason, the date specified in the Notice of Termination, which shall be no less than 14 and no more than 30 days after the giving of the Notice of Termination, (4) if the Executive’s employment is terminated by the Executive for Good Reason, a date specified in the Notice of Termination, which shall be no later than 30 days after the end of the Cure Period, if applicable, and (5) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Obligations of the Company upon Termination

.

(a)By the Executive for Good Reason; By the Company Other Than for Cause or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

(1)the Company shall pay to the Executive the aggregate of the following amounts:

(A)in a lump sum in cash within 30 days after the Date of Termination, the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(4) but have not been reimbursed by the Company as of the Date of Termination, and (iii) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in sub-clauses (i), (ii) and (iii), the “Accrued Obligations”);

(B)in a lump sum in cash within 60 days after the Date of Termination, and subject to the Executive’s signing, delivering to the Company and not revoking the “Release” (as defined in Section 5(e)) according to the terms and conditions set forth in Section 5(e), an amount equal to the sum of (1) the product of (w) the Target Annual Bonus and (x) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”), and (2)  the sum of (y) the Executive’s Annual Base Salary and (z) the “Average Annual Bonus” (as defined below);

(C)to the extent unpaid as of the Date of Termination, in a lump sum in cash not later than the later of (1) 90 days after the end of the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs and (2) 60 days after the Date of Termination, subject to the Executive’s signing, delivering to the Company and not revoking the Release according to the terms and conditions set forth in Section 5(e), the Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (the “Earned Prior Year Bonus”); and

(2)except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

For purposes of Section 5(a)(1)(B)(2)(z), the “Average Annual Bonus” shall mean the average of the annual bonuses earned by the Executive (whether or not paid) under the Company’s Incentive Plan(s) or any comparable bonus under any predecessor or successor plan for the two full fiscal years ending immediately preceding the Effective Date (or, if Executive has not had the opportunity to earn annual bonuses for the two full fiscal years ending immediately preceding the Effective Date, “Average Annual Bonus” shall mean Executive’s Target Annual Bonus for the fiscal year in which the Date of Termination occurs.

(b)Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with (1) the Accrued Obligations, (2) timely payment or delivery of the Other Benefits, and (3) to the extent unpaid as of the Date of Termination, in a lump sum in cash not later than the later of (1) 90 days after the end of the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs and (2) 60 days after the Date of Termination, subject to the Executive’s estate’s or beneficiary’s, as applicable, signing, delivering to the Company and not revoking the Release according to the terms and conditions set forth in Section 5(e), the Earned Prior Year Bonus, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c)Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with (1) the Accrued Obligations, (2) timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and (3) to the extent unpaid as of the Date of Termination, in a lump sum in cash not later than the later of (1) 90 days after the end of the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs and (2) 60 days after the Date of Termination, subject to the Executive’s or the Executive’s beneficiary’s, as applicable, signing, delivering to the Company and not revoking the Release according to the terms and conditions set forth in Section 5(e), the Earned Prior Year Bonus, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d)Cause; Other Than for Good Reason.  If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  If the Executive voluntarily terminates employment during the Employment Period other than for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement.  In such case, the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.

(e)Amounts Subject to Release of Claims.  The payments provided under Section 5 (other than the Accrued Obligations and the Other Benefits) are subject to the Executive’s or the Executive’s estate’s or beneficiary’s, as applicable, execution, delivery to the Company, and non-revocation, within 55 days after the Date of Termination, of a release of claims against the Company, the Affiliated Companies, and any officers, directors, and members of the Company and/or the Affiliated Companies substantially in the form typically used by the Company in connection with executive employment terminations (it being understood that such release shall not impose any post-employment restrictive covenant other than to reaffirm any restrictive covenant applicable under Section 9 of this Agreement and, in the case of a termination by reason of the Executive’s death or Disability, such release shall only require the Executive’s estate or beneficiary, as applicable, to release any claims to any payments or benefits under this Agreement in exchange for the payments provided under Sections 5(b) or 5(c), as applicable) (the “Release”).  The Executive acknowledges and agrees that if the Executive or the Executive’s estate or beneficiary, as applicable, does not timely sign and deliver to the Company the Release, or if the Executive or the Executive’s estate or beneficiary, as applicable, timely revokes such Release, the Executive shall forfeit any and all rights to the payments provided under this Section 5 (other than the Accrued Obligations and the Other Benefits).

Non-exclusivity of Rights

.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.  Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Companies or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein with a specific reference to this Agreement.

Full Settlement

.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

Section 280G

.

(a)Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(b)If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount); provided, that the Executive shall not be permitted to elect to reduce any Agreement Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, and shall advise the Company in writing of his or her election within ten days after his or her receipt of notice.  If no such election is made by the Executive within such ten‑day period, the Company shall reduce the Agreement Payments by reducing benefits payable pursuant to Section 5(a)(1)(B) of the Agreement.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made within 60 days after the Executive’s Date of Termination.  In connection with making determinations under this Section 8, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”)

or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”); provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount with respect to which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with Interest.

(d)All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company.

(e)Definitions.  The following terms shall have the following meanings for purposes of this Section 8.

(1)A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

(2)“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section);

(3)“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

(4)“Accounting Firm” shall mean a nationally recognized certified public accounting firm designated by the Company prior to a Change of Control;

(5)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and

(6)“Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

Confidential Information / Restrictive Covenants

.

(a)Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After the Date of Termination, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.  In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)Nonsolicitation. The Executive agrees that, while the Executive is employed by the Company and during the six (6)- month period following the Executive’s termination of employment with the Company for any reason during the Employment Period (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six (6)-month period prior to the Date of Termination), employed by the Company or the Affiliated Companies to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or the Affiliated Companies, (ii) initiate discussion with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive’s employer, or (iii) induce or attempt to induce any current customer, investor, supplier, licensee or other business relation of the Company or any of the Affiliated Companies with whom or which the Executive had contact during the two (2)-year period prior to the Date of Termination to cease doing business with the Company or such Affiliated Company, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliated Company, on the other hand.

(c)Mutual Nondisparagement.  The Executive and the Company each agree that, following the Executive’s termination of employment for any reason, neither the Executive nor the Company will make any public statements that materially disparage the other party.  The Company shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Exchange Act, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor such covenant.  Notwithstanding the foregoing, nothing in this

Section 9(c) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.

(d)Equitable Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of Sections 9(a), 9(b) or 9(c), and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 9(a), 9(b) or 9(c).  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(e)Severability; Blue Pencil.  The Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with the Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration, and in all other respects.  If it is determined that any provision of this Section 9 is invalid or unenforceable, the remainder of the provisions of this Section 9 shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 9 are unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced for, such provision shall be enforced.

Successors

.

(a)This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Miscellaneous

.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.  The captions of this

Agreement are not part of the provisions hereof and shall have no force or effect.  Subject to the last sentence of Section 11(g), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

Cadence Bank, N.A.
2100 3rd Avenue North, Suite 1100
Birmingham, AL 35203

Attention:  Director of Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(d), the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.  From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(g)The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  Notwithstanding the foregoing provisions of Section 5, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under Section 5(a), 5(c) and 5(d) during the six-month period immediately following the Date of Termination shall, to the extent necessary to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code, instead be paid, with Interest determined as of the Date of Termination, or provided on the first business day after the date that is six months following the Executive’s Date of Termination (the “Delayed Payment Date”).  If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed pursuant to the preceding sentence, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).  Prior to the Change of Control but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

Dispute Resolution

.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Executive and the

Company shall be submitted to arbitration in Texas in accordance with Texas law and the procedures of the American Arbitration Association.  The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator’s awards in any court having competent jurisdiction.  In the event of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), the Company hereby agrees to reimburse the Executive (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, for all documented legal fees and expenses that the Executive reasonably incurs as a result of such contest; provided that the Executive prevails on at least one material issue in such contest; and further provided that in no event shall the Company be obligated to pay more than $75,000 in the aggregate for all such fees and expenses.

Survivorship

.  Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CADENCE BANK, N.A.

/s/ Lisa Narrell Mead

By:  Lisa Narrell Mead

Its:  Executive Vice President

/s/ Edward H. Braddock

Edward H. Braddock

4.3.13W/1960917v3